                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES

                CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31
                                               -------------------------------------------------------------
                                                  1997         1996         1995          1994        1993
                                               ----------   ----------   -----------   ----------   --------
Net income (loss) from:
  Continuing operations......................  $2,793,566   $2,798,270   $ 2,537,949   $2,440,869   $971,978
  Extraordinary charges......................          --           --    (4,682,000)          --    (89,990)
                                               ----------   ----------   -----------   ----------   --------
  Consolidated net income (loss).............   2,793,566    2,798,270    (2,144,051)   2,440,869    881,988
                                               ----------   ----------   -----------   ----------   --------
Adjustments to net income (loss):
  Add: Preferred dividend requirements on
       dilutive convertible preferred
       stocks................................          --           --           417          621        237
        Interest expense, net of tax effect,
        on employees' stock plans............          --           --         1,853        1,441         --
                                               ----------   ----------   -----------   ----------   --------
          Total adjustments..................          --           --         2,270        2,062        237
                                               ----------   ----------   -----------   ----------   --------
Adjusted consolidated net income (loss) from:
  Continuing operations......................   2,793,566    2,798,270     2,540,219    2,442,931    972,215
  Extraordinary charges......................          --           --    (4,682,000)          --    (89,990)
                                               ----------   ----------   -----------   ----------   --------
Adjusted consolidated net income (loss)......  $2,793,566   $2,798,270   $(2,141,781)  $2,442,931   $882,225
                                               ==========   ==========   ===========   ==========   ========
Average common shares........................     957,603      968,852       969,930      957,948    944,678
                                               ----------   ----------   -----------   ----------   --------
Adjustments to common shares:
  Add: Dilutive convertible preferred
       stocks................................          --           --           419          572        288
        Employees' stock and stock option
        plans................................       4,321        3,397         2,797        2,130      2,131
                                               ----------   ----------   -----------   ----------   --------
          Total adjustments..................       4,321        3,397         3,216        2,702      2,419
                                               ----------   ----------   -----------   ----------   --------
Adjusted average common shares...............     961,924      972,249       973,146      960,650    947,097
                                               ==========   ==========   ===========   ==========   ========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic(1)
     Continuing operations...................       $2.92        $2.89        $ 2.62        $2.55      $1.03
     Extraordinary charges...................          --           --         (4.83)          --       (.10)
                                                    -----        -----        ------        -----      -----
       Consolidated..........................       $2.92        $2.89        $(2.21)       $2.55      $ .93
                                                    =====        =====        ======        =====      =====
  Diluted(2)
     Continuing operations...................       $2.90        $2.88        $ 2.61        $2.54      $1.03
     Extraordinary charges...................          --           --         (4.81)          --       (.10)
                                                    -----        -----        ------        -----      -----
       Consolidated..........................       $2.90        $2.88        $(2.20)       $2.54      $ .93
                                                    =====        =====        ======        =====      =====

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(1) Computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.

(2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.